Exhibit 10.8

                    Maximum Amount of Mortgage Loan Contract

Mortgagee: Commercial Bank of Ningbo, Tian Yuan Branch

Borrower: Ningbo Jiangdong Yonglongxin Special Paper Co., Ltd.

Mortgagor: Ningbo Shining Paper Product Industry Co., Ltd.

Item 1. Maximum amount of loan and lending period

1. Parties agreed that the maximum amount of loan that lend to the borrower from 21st March, 2005 to 25th March, 2006 is $2,600,000.00, which can be provided once or several times based on the application made by the borrower, the terms of loan and any possibility of the mortgagee.

2.    Calculation and Payment of Interest:
      The calculation and payment of interest under this contract shall be made in accordance with the record on the due bills. The interest is collected on a quarterly base, and the borrower shall pay back the interest on the 20th day after a quarter is over. The annual interest rate is 6.138%. The total amount of loan shall be paid back at the end of mortgage period together with all due interest.

Item 2. Warrants and Statement of the Mortgagor

1. We are the full, effective and lawful owner or operator authorized by the state of the pledge under the contract. There is no dispute about the ownership or right to operate and manage and the pledge can be mortgaged according to the law.

2. We understand all the usage and risk of the loan fully and it is our free will to provide the mortgage for the borrower. The terms and conditions hereinafter express our real meanings.

3. The collateral under the contract hasn't been sealed up, distrained or regulated, and can be mortgaged without any limitation according to the law.

4. All the warrants, documents and information given to the mortgagee related to the mortgage are true, lawful and effective.

5. If a part of the collateral or total collateral has been rented to others, the renter will be informed of the affair of the mortgage, and the mortgagee will received a written report on the rental terms and conditions.

Item 3. The Mortgagee has the Following Rights:

1. To demand the payment of the principal and interest and any other dues from the borrower and mortgagor at the end of mortgage period or in advance according to the contract;

2. To know about the operation, financial situation, inventory, loan usage, and other information of the borrower; and to ask the borrower to provide true and complete financial statements and other documents, data and information every month;

3.   To exam the usage and management condition of the collateral.

Item 4. Rights and Obligations of the Borrower:

1. The borrower has the right to acquire and use the loan according to the terms and conditions of the contract.

2. The borrower has the obligation to pay back the principal and interest according to this contract and relevant due bills.

3. The borrower has the obligation to provide true and complete financial statements and other documents, data and information to the mortgagee every month; and co-operate the mortgagee actively to exam its operation, financial situation, inventory and loan usage under the contract.

Item 5. The Scope of the Mortgage

The scope of the mortgage shall includes the loan principal and interest, compound interest, overdue interest, penalty, damages, legal cost, retaining fee, fee of disposal of collateral, transfer fee and any other expenses occurred when the mortgagee realizes its creditor's rights.

Item 6. The Ledge

1. The mortgagor agreed to use its property in Hongtang town, Jianjiang village as the ledge. (For further information please refer to the real estate mortgage list, number ABCBe801DY05133.)

2. The said collateral has an agreed value of RMB 5,142,000.00, and its terminal value shall be determined by the net income after disposal when the hypothec is realized.

3. The collateral shall be possessed and managed by the mortgagor. During the period, the mortgagor has to maintain the collateral in a good form, and shall not use or devalue the collateral in any unreasonable ways.

Item 7. The Effectiveness of the Hypothec

1. The hypothec exists at the same time with the creditor's rights arise from the hypothecation. When the creditor's rights vanish, the hypothec vanish simultaneously. The mortgage period agreed by the Parties or required to be registered by the authority is not legal binding to the existing period of the hypothec.

2. Within the existing period of the hypothec, and without the written approval from the mortgagee, the mortgagor shall not present, sell, transfer, rent, remortgage the collateral or dispose it in any other way.

Item 8. The Insurance of the Ledge

The mortgagor shall make full value property insurance for the collateral, appointing the mortgagee as the first beneficiary of the insurance; and shall provide the mortgagee with the original documents of the insurance.

Item 9. The Registration of the Mortgage

The mortgagor shall finish all registration to the relevant authorities within 10 days after the contract is signed.

Item 10. Breach of Contract

When the borrower doesn't pay back the principal at the due time, the mortgagee has the right to charge additional 50% overdue interest based on the contractual interest rate hereinbefore.